Exhibit 19.1
Bandwidth Inc.
Insider Trading Compliance Policy
Federal and state laws prohibit trading in the Securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Bandwidth Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors, employees, contractors and consultants of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that family members comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Officers, directors, employees, contractors and consultants, together with any other person designated as being subject to this Policy by the General Counsel or his or her designee (the “ITP Officer”), are referred to collectively as “Covered Persons.”
    Questions regarding the Policy should be directed to the ITP Officer, who is responsible for the administration of this Policy.
Policy Statement
No Covered Person shall purchase or sell any type of Security while in possession of material nonpublic information relating to the Company. In addition, if a Covered Person possesses material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in the Securities of any such other company until the information becomes public or is no longer material.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information), or to anyone within the Company other than on a “need-to-know” basis.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional

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Exhibit 19.1
cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the ITP Officer prior to considering a transaction in Company Securities.
Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The ITP Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

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Exhibit 19.1
Quarterly Trading Blackout Periods
No Covered Person or an individual or entity covered by this Policy by virtue of their relationship to a Covered Person, including family members) shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the last month of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the ITP Officer.
These prohibitions do not apply to:
•purchases of the Company’s Securities from the Company, or sales of the Company’s Securities to the Company;
•the exercise of stock options, the vesting of restricted stock units or other equity-based awards, or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations with respect to an equity-based award in a manner permitted by the applicable equity award agreement, in each case, that do not involve a market sale of the Company’s Securities (note: the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s Securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s Securities, if the individual making the gift has received a written affirmation from the recipient that the recipient does not intend to sell the Securities while the donor is in possession of material nonpublic information about the Company; or
•purchases or sales of the Company’s Securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
Exceptions to the blackout period policy may be approved by (i) the ITP Officer, (ii) in the case of exceptions for the ITP Officer, the Chief Financial Officer, or (iii) in the case of exceptions for directors, the Board of Directors.
The ITP Officer may recommend that certain Covered Persons suspend trading in Company Securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s Securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
Preclearance of Trades by Directors and Certain Other Covered Persons
All transactions in the Company’s Securities by directors and certain other Covered Persons designated from time to time by the ITP Officer (each, a “Preclearance Person”) must be precleared by the ITP Officer, or the Chief Financial Officer for transactions by the ITP Officer. Preclearance does not represent legal advice by the Company that a proposed transaction complies with the law.

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Exhibit 19.1
The form for a request for preclearance is attached as Annex A. The form must be signed and delivered to the ITP Officer at least two business days in advance of the proposed transaction. The ITP Officer, or the Chief Financial Officer for transactions by the ITP Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be resubmitted for preclearance determination prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of the Company, the ITP Officer, or the Chief Financial Officer with respect to a preclearance of the ITP’s Officer’s request, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
Applicability of Policy Following Departure from Bandwidth
If an individual is in possession of material nonpublic information about the Company when the individual’s service terminates, the individual may not trade in the Company’s Securities until that information has become public or is no longer material.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s Securities.
Short Sales
Short sales of the Company’s Securities are prohibited by this Policy. Short sales of the Company’s Securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within twenty (20) days after the sale, evidence an expectation on the part of the seller that the Securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
Options
Transactions in puts, calls, or other derivative Securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. This prohibition does not apply to exercises of stock options under the Company’s equity plans.

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Exhibit 19.1
Hedging Transactions
Hedging transactions involving the Company’s Securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity Securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
Margin Accounts and Pledging
Individuals are prohibited from pledging Company Securities as collateral for a loan, purchasing Company Securities on margin (i.e., borrowing money to purchase the Securities), or placing Company Securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s Securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the ITP Officer;
•includes a “Cooling Off Period” for
oSection 16 reporting persons that extends to the later of ninety (90) days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of one hundred twenty (120) days; and
oemployees and any other persons, other than the Company, that extends thirty (30) days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its Securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout

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Exhibit 19.1
period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The ITP Officer may impose such other conditions on the implementation and operation of the Trading Plan as the ITP Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the ITP Officer.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the ITP Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the ITP Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
Interpretation, Amendment, and Implementation of this Policy
The ITP Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the ITP Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the ITP Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

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Exhibit 19.1
ANNEX A

Form of Pre-Clearance Letter

________________, 2023

Bandwidth Inc.
900 Main Campus Drive
Raleigh, NC 27606
Attention: Insider Trading Policy Officer

Ladies and Gentlemen:

In connection with my request to obtain pre-clearance of the purchase/sale of __________ shares (the “Shares”) of the Class A Common Stock of Bandwidth Inc. (the “Company”), I hereby represent and warrant to you that:

1.I have read and am familiar with the Company’s Insider Trading Policy, which requires pre-clearance of the trade(s) contemplated above; and
2.I am not in possession of any material, non-public information concerning the Company as of the date set forth above.

I understand that (1) any pre-clearance of trade(s) contemplated above must be effected during the five (5) business days immediately after such pre-clearance; and (2) notwithstanding any pre-clearance, if I become aware of material non-public information or become subject to a black-out period before the trade(s) are effected, the transaction(s) may not be completed pursuant to any previously provided pre-clearance.

Very truly yours,

                        [Name of Stockholder]

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